Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Exhibit 10.25

COMMERCIAL SUPPLY AGREEMENT FOR GLUCAGON

This Commercial Supply Agreement for Glucagon (the “Agreement”), dated July 17, 2012 (the “Effective Date”), is entered between Biodel Inc. (“Biodel”), a Delaware corporation having its principal place of business at 100 Saw Mill Road, Danbury, CT  06810-5106, and Bachem Americas, Inc., a California corporation having its principal place of business at 3132 Kashiwa Street, Torrance, CA 90505 and Bachem AG, a Swiss corporation having its principal place of business at Hauptstrasse 144, 4416 Bubendorf, Switzerland, (collectively, “Bachem”).

BACKGROUND

A.

Biodel desires to have Bachem supply to it from time to time clinical trial, regulatory registration and commercial supplies of the active pharmaceutical ingredient glucagon (the “Product”) as further described in the Specifications (as defined below) and all on the terms and conditions set forth in this Agreement for the purposes of formulating Biodel’s own pharmaceutical formulations using the Product (the “End Products”).

B.

Bachem desires to manufacture for Biodel clinical trial, regulatory registration and commercial supplies of the Product.

NOW, THEREFORE, in consideration of the premises and the mutual agreement set forth herein, the parties agree as follows:

1.

Supply of the Product; Safety Stock.

1.1

Bachem shall manufacture and supply Product that meets the specifications set forth in Annex 1 to the Quality Assurance Agreement attached hereto as Exhibit B (the “Specifications”) in the quantities and at the times requested by Biodel from time to time pursuant to the terms of this Agreement.

1.2

Upon Biodel’s written request, and notwithstanding anything to the contrary in Section 3, Bachem shall manufacture and maintain, on a continuous basis for purchase by Biodel, a safety stock of the Product in an amount that is the greater of (i) [**], or (ii) [**]. In the event the Agreement terminates for any reason, Bachem shall promptly deliver the safety stock (or a portion thereof) to Biodel, and Biodel shall pay Bachem for the same, upon the terms and conditions in effect immediately prior to such termination.

1.3

Bachem shall provide such facilities, equipment, labor and raw materials as may be necessary to perform the manufacturing, processing, storing testing and packaging of the Product as may be required herein.

2.

Term. The initial term of this Agreement shall be for a period of five (5) years from the Effective Date, and shall renew automatically for additional one (1) year terms unless either party notifies the other in writing of its intention not to renew this Agreement at least twelve months prior to the end of the then-current term.

3.

Forecasts and Purchase Orders.

3.1

Upon the completion of each calendar quarter, Biodel will provide to Bachem a rolling forecast of its anticipated required quantity of the Product over a period of [**] months from the date of the forecast. The first [**] of each forecast shall be binding on Bachem to supply and on Biodel to purchase the listed quantities. Any quantities specified in each forecast beyond the first [**] of such forecast shall be for the purpose of assisting Bachem in its planning and will not constitute an obligation of Biodel to purchase such quantities of Product. Bachem shall make commercially reasonable efforts to supply the Product in quantities that exceed [**] percent ([**]%) of the most recent forecasted amounts for any periods subject to a binding purchase order. For clarity, if Bachem is unable to supply such excess quantites despite its commercially reasonable efforts to do so, such failure will not constitute a breach of this Agreement.

3.2

Upon the Effective Date, and thereafter upon the completion of each [**], Biodel shall issue a binding purchase order for the then-current binding portion of the forecast. Once issued, purchase orders may not be cancelled or modified by Biodel unless authorized in writing by Bachem.

3.3

Biodel shall place all orders for the Product by delivering to Bachem a written purchase order specifying the product, quantity, delivery date and any specific instructions. The delivery date so specified shall not be less than [**] days from the date of the order for Product amounts that were reflected in the applicable forecast. For Product amounts exceeding the forecasted amounts, longer delivery times, but in no event later than [**] days from the date of the purchase order, may apply. Bachem will confirm each purchase order within [**] days of receipt of a written purchase order.

3.4

Bachem shall deliver Product ordered pursuant to each purchase order by the delivery date specified in such purchase order. Bachem shall notify Biodel of anticipated delays of greater than [**] business days in completing any order, which notice shall be sent to Biodel immediately after Bachem becomes aware of such delay. Bachem shall keep Biodel advised of all relevant information concerning the extent of any such delay in delivery and shall use all reasonable efforts to minimize such delay. In the event of [**] delivery delays of greater than [**] business days within any [**] month period, Biodel shall receive a reduction of [**] percent ([**]%) of the Purchase Price of any subsequent late order, so long as the cause of the delay is reasonably within the control of Bachem and not excused pursuant Section 10.

3.5

Product shall be manufactured only at the Bachem manufacturing site located in Bubendorf, Switzerland.

4.

Delivery and Payment Terms; Purchase Price.

4.1

All Product sold hereunder shall be shipped FCA (Bachem facility, Torrance, CA) according to Incoterms® 2010 to Biodel’s facility or other designated location in the United States of America. Bachem shall arrange for shipment of Product to the address, and with the carrier specified by Biodel, and Bachem shall invoice Biodel for all shipping and handling costs reasonably incurred. Title of the Product shall pass to Biodel upon delivery of the Product to a common carrier for shipment.

4.2

Payment for Product accepted by Biodel shall be made in U.S. dollars within [**] days of Biodel’s receipt of the invoice, such invoice to be sent to Biodel, Attention Accounts Payable, upon shipment of the Product.

The purchase price in effect for the Product ordered hereunder (the “Purchase Price”) shall be as shown in Exhibit A until the [**] anniversary of the Effective Date. Following the [**] anniversary of the Effective Date, [**] days prior written notice to Biodel must be provided in order to increase the Purchase Price applicable to each [**] month period thereafter. In any event the Purchase Price may only be increased for such [**]-month period by the greater of (a) any increase in the United States of America Producer Price Index for Industry, Pharmaceutical preparation manufacturing, Primary products  (BLS Series ID pcu 325412325412P) (“PPI index”) over the period intervening since the last increase or (b) a percentage increase that is reasonably calculated to address extraordinary market conditions that have increased the component costs of the Product in a manner that this not adequately captured by the PPI index. In connection with a price adjustment made pursuant to subsection (b), Bachem will provide to Biodel budgetary and price documentation reasonably requested by Biodel, and such adjustment shall be reasonably satisfactory to Biodel.

4.3

If during the term of this Agreement any Competent Authority (defined below) requires a change to the Specifications, manufacturing process or analytical methods of the Product, the parties shall discuss in good faith the consequences thereof and consider whether amending any of the terms of this Agreement would be warranted in order to effect the change. If such change, required by any Competent Authority is uniquely related to the use of the Product in the End Products, then Bachem shall in no event be required to implement such change to the extent that this would (i) adversely affect Bachem’s ability to manufacture Product for its other customers or (ii) necessitate a material change to Bachem’s manufacturing processes. If a change to the Specifications, manufacturing process or analytical methods of the Product is voluntarily requested by Bachem, then Bachem shall be responsible for all costs incurred by Bachem in effecting the change, however Biodel shall not be required to accept such change if it is (i) not required for use of the Product in the End Products and (ii) would affect the safety, efficacy or quality of the End Products or would require significant regulatory filings or additional development work or would result in cost increases for Biodel. In the event that Biodel requests a change to the Specifications, manufacturing process or analytical methods of the Product, Bachem agrees to consider the and discuss the desired change in good faith with Biodel with the prior understanding that Biodel shall be responsible for Bachem costs associated with effecting the change if accepted by Bachem.

For the purposes of this agreement, "Competent Authority" means the FDA in the United States or any other applicable national, supranational, federal, state or local regulatory agency or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of Product in any country.

4.4

Any federal, state, county or municipal sales or use tax, excise or similar charge, VAT or other tax assessment (other than that assessed against income), fee or other charge lawfully assessed or charged by a Competent Authority on the sale or transportation of Product sold to Biodel pursuant to this Agreement shall be paid by Biodel.

4.5

If Bachem contracts to sell Product as a bulk active pharmaceutical ingredient to any third party that purchases Product as a bulk active pharmaceutical ingredient of a quality and in a quantity that is substantially similar to that purchased or forecasted by Biodel, and if such contract imposes an effective price (taking into account all discounts and rebates in whatever form given) lower than the then-current effective price paid by Biodel for the Product, then Bachem shall promptly notify Biodel thereof and shall also make such lower effective price available to Biodel going forward with respect to any payments made by Biodel for Product following such notice.

4.6

Bachem shall promptly notify Biodel of any problems, supply shortages of raw materials, or other situations that are likely to adversely affect the production of any Product, or its timely delivery to Biodel in accordance with a purchase order therefor. For the avoidance of doubt, Bachem’s notification to Biodel regarding such problem or production situation shall not relieve either party of any responsibility, if any, in connection therewith under this Agreement.

5.

Regulatory Requirements.

5.1

Bachem shall be responsible for complying with all applicable requirements of Competent Authorities relating directly to the manufacture of the Product for sale to Biodel, including without limitation Current Good Manufacturing practice obligations as required under the section 501(a)(2.)(b) “Adulterated Drugs and Devices:” of the Food and Drug Cosmetic Act and as described in the US Code of Federal Regulations, parts 210 and  211 and as detailed in applicable guidance documents such as ICH Q7 “ Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients. Additional FDA guidance documents in use or produced in the future associated with active ingredient production and control shall be applicable.

In addition, Bachem shall be responsible for complying with European Commission’s   Directives associated with good manufacturing practices, specifically Article 46 (f) of Directive 2001/83/EC and Article 50 (f) of Directive 2001/82/EC; as amended by Directives 2004/27/EC and 2004/28/EC respectively and as detailed in EudraLex, The Rules Governing Medicinal Products in the European Union, Volume 4, Good Manufacturing Practice, Medicinal Products for Human and Veterinary Use, Part II: Basic Requirements for Active Substances used as Starting Materials as well as applicable guidance documents in use or produced in the future associated with active ingredient production and control. cGMP rules for active pharmaceutical ingredients (API) for use in Clinical Trials, Eudralex Vol. IV, Part II, §19.

Both parties shall comply with all other regulatory authority requirements relating to their respective obligations hereunder, including without limitation, registration as drug producers. The parties shall provide each other with reasonable assistance in communicating information to the appropriate regulatory authorities concerning the Product.

5.2

Bachem agrees to use its commercially reasonable efforts to assist Biodel in obtaining FDA approval of Biodel’s new drug application with respect to the Product and End Products, as well as marketing authorization approvals and other related approvals from Competent Authorities in Europe and Japan and such other countries with respect to which Biodel may seek Bachem’s assistance from time to time. Bachem shall compile and maintain a drug master file (“ DMF ”) with respect to the Product with the FDA and the EMEA, and such other Competent Authorities subject to potential additional compensation to Bachem as may be agreed upon by the parties in good faith and subject to consideration of readily available suitable submissions, and Bachem shall grant Biodel rights of reference to the DMF and, at Biodel’s request, shall provide Biodel and such Competent Authorities appropriate letters of access. In the event that Biodel pays for submission in any particular jurisdiction, Bachem shall not grant rights of reference to the DMF unless the charges paid by Biodel are refunded in full. Bachem shall maintain and update such DMF’s during the term of this Agreement as required by such Competent Authorities and shall give Biodel prompt written notice of any changes in the same.

5.3

Bachem shall maintain and enforce safety procedures for the handling and manufacture of the Product that comply in all respects with all applicable national, supranational, federal, state and local occupational safety and health requirements and Bachem’s approvals and permits. Bachem shall provide Biodel with a material safety data sheet for the Product.

Bachem shall give to Biodel [**] days prior written notice (in accordance with the provisions of Section 15) of any proposed major changes to the manufacture of the Product, including any changes that may adversely impact the quality of the Product, the Drug Master File or the related manufacturing processes and testing methods.

5.4

Each party shall promptly advise the other of any safety or toxicity problem of which such party becomes aware regarding the Product.

6.

Bachem Representations and Warranties. Bachem represents and warrants to Biodel that:

6.1

Upon delivery to Biodel in accordance with Section 4.1 hereof, all Product batches will be free from defects in material and workmanship, will have been manufactured and packaged to meet and be in accordance with the Specifications and with the applicable regulatory requirements described in Section 5 above, as well as all applicable Swiss and U.S. laws and regulations and the Quality Agreement, and will not be adulterated or misbranded.

6.2

All facilities, equipment, manufacturing operations and processes used in the manufacture, testing and packaging of the Product by Bachem will remain during the term of this Agreement in material compliance with all applicable laws and regulations, including without limitation, health, safety and environmental laws, statutes, ordinances, regulations, rules and orders.

7.

Product Release and Acceptance.

7.1

Upon shipment by Bachem of a given Product production batch, Bachem shall send Biodel a finished product certificate of analysis stating the results of the analyses conducted with respect to each Product batch, and certifying that the Product batch has been manufactured in accordance with cGMP, the Specifications and the Quality Agreement (the “Release Documents”). If Biodel has not notified Bachem to the contrary within [**] days of receipt of the Release Documents for each batch of Product, then the batch is deemed accepted. Bachem shall invoice Biodel with each shipment and such invoice shall be due on a net [**]-day basis. Batch records and quality control records for each batch may be examined by Biodel on-site at the Bachem facility in Bubendorf, Switzerland.

7.2

Biodel shall have the right not to accept any Product that complies with Specifications, but which has not been manufactured by Bachem in accordance with the procedures and processes agreed to pursuant to this Agreement and the Quality Agreement.

7.3

Biodel may inspect any shipment of Product to determine whether any portion of it fails to conform to the applicable purchase order or the Specifications or the Quality Agreement. In the event of any such failure, Biodel may reject the shipment or any nonconforming portion thereof, by written notice to Bachem delivered within [**] days of Biodel’s receipt of such shipment; however, any such rejection after receipt of an invoice properly sent above shall not extinguish Biodel’s liability to pay timely such invoice, subject to Section 7.5. Such notice shall specify the manner in which the shipment fails to conform. In the absence of any such notice, Biodel shall be deemed to have accepted the Product. If there is a disagreement between the parties as to whether the Product meets the Specifications, then samples from the batch which is in dispute will be submitted to an independent testing laboratory acceptable to both parties for testing. The determination of such independent laboratory will be binding. The cost of the testing by the independent laboratory shall be borne by the party whose results differ from those of the independent laboratory as to whether the Product in question meets the Specifications.

7.4

The parties recognize that because statistical samples will be used by both parties to perform acceptance testing, there is a possibility that a defect could go unnoticed until actual use by Biodel or ultimate users. If noncompliance with the Specifications is shown through use of Product by Biodel or ultimate users, Biodel shall notify Bachem by facsimile within [**] business days of becoming aware of such nonconformance, provide relevant documentation to Bachem and resolve any such disputes regarding the nonconformance according to the provisions of Section 7.3.

7.5

In the event any Product batch is shown not to conform to the Specifications in any certificate of analysis provided by Bachem, in any testing performed by or for Biodel or through use of the Product, and any disagreement has been resolved in Biodel’s favor pursuant to subsection 7.3 above, then Bachem shall, at Biodel’s option, either (i) replace the nonconforming batch with a conforming batch within [**] days of receipt of such request from Biodel for such batch, or (ii) provide a credit (or refund, if a credit is not practical due to termination or expiration of the Agreement) in the amount of  the Purchase Price paid by Biodel for the nonconforming batch. The parties shall discuss appropriate steps to be taken to dispose of nonconforming batches and costs associated with return shipment or destruction will be the responsibility of Bachem. Nothing in this Section 7.5 shall be deemed to limit Bachem’s liability as otherwise expressly set forth in this Agreement (including under Section 14.2) with respect to such nonconforming batches.

7.6

In the event that the approved batch record contains an authorized reprocessing step, Bachem shall be allowed to conduct that authorized step without prior consent of Biodel in accordance with Section 5.9 of the Quality Assurance Agreement. Bachem will notify Biodel of all such instances of reprocessing that are not authorized by the batch record for the Product.

7.7

Bachem shall:

a)

Retain samples of Product from each lot manufactured (and related records) pursuant to this Agreement for a period of [**] years after Biodel’s acceptance of such lot (or for such longer period as may be required by applicable laws or Competent Authorities). The sample size shall be at least [**] the size necessary to conduct quality control testing. Retained samples shall be stored in the same packaging as the distributed Product.

b)

Properly store the retain sample of each lot. For clarity, retain samples are maintained solely by and on behalf of Bachem and shall be not be made available to Biodel except at the sole discretion of Bachem.

c)

Maintain full and adequate records to ensure Bachem’s ability to perform a complete lot history via lot tracing of the Product. It is acknowledged by the Parties, that the language of such documentation may be English or

German. Upon request, Bachem shall make available to Biodel any copies of records for on-site review.

8.

Inspections and Auditing.

8.1

Upon reasonable notice to Bachem, Bachem shall make available to Biodel for review during normal business hours at the offices of Bachem in Bubendorf, Switzerland, all records and reports relating to the manufacture, processing, testing and packaging of the Product. During the Term of this Agreement, Biodel shall have the right [**] each calendar year, and on such other occasions as Biodel can reasonably show cause, during normal business hours and upon at least [**] prior notice (or upon [**] prior notice in the case of for cause audits), to audit and inspect the areas of the Bachem facility(ies) where manufacture, processing, testing, packaging, storage and transportation of materials related to or used in the manufacture of the Product take place for the purposes of conducting quality control audits required for its internal control or confirming compliance with legal or other requirements as imposed pursuant to this Agreement. A representative of Bachem may be present during such inspections. Such representatives of Biodel must observe all Bachem procedures and shall have no responsibility for or right to supervise Bachem’s employees performing the manufacture, processing, testing, packaging, storage or transportation operations or for the operations themselves. Biodel shall be responsible for all its expenses related to such audits.

8.2

Bachem shall promptly notify Biodel of the results, observations and outcome of all inspections and/or audits of Bachem’s facilities and/or operations conducted by Competent Authorities, including without limitation the FDA, that relate directly to the Product or that may impact Bachem’s ability to manufacture the Product for Biodel or either party’s governmental authorizations in connection with such manufacture. At Biodel’s request, Bachem shall provide Biodel with copies, redacted as necessary to preserve the confidentiality of third parties, of all correspondence and other communications with Competent Authorities in connection with such inspections or audits.

8.3

Should any inspections or audits referred to in Sections 8.1 or 8.2 require any major process changes, Bachem shall notify Biodel immediately and the parties shall discuss the means for implementing such changes pursuant to Section 4.4 and the Quality Assurance Agreement.

8.4

The parties agree that in the case of an emergency affecting the quality of the Product, Bachem shall immediately notify Biodel of such emergency and allow a Biodel representative access to those areas of Bachem’s premises concerned with or affecting the Product.

8.5

For the avoidance of doubt, the rights and obligations of the parties set forth in Sections 6.16-6.19 of the Quality Assurance Agreement shall be in addition to, and shall not be construed to limit, the rights and obligations of the parties set forth in this Article 8 of this Agreement.

9.

Recall.

9.1

Biodel shall have the right to initiate any recall of Product manufactured pursuant to this Agreement, required by applicable laws or regulations or deemed necessary by Biodel, and Bachem shall provide all reasonable assistance requested by Biodel in connection therewith.

9.2

In the event that Product manufactured pursuant to this Agreement is recalled as a result of Bachem's proven negligence, willful misconduct or breach of this Agreement, and, to the extent that such recall does not result from Biodel's negligence, willful misconduct or breach of this Agreement, then Bachem shall reimburse Biodel for Biodel's direct reasonable costs and expenses actually incurred by Biodel in connection with the recall up to [**] percent ([**]%) the amount paid by Biodel for Product purchased from Bachem over the preceding [**] months. Biodel’s direct costs may include, but are not limited to, costs of retrieving Product already delivered to customers, costs of replacement Product and End Product, costs and expenses Biodel is required to pay for notification, shipping and handling charges, fines payable by Biodel in connection with such recall and all other costs reasonably related to the recall. To the extent that a recall is due to any reason other than one that is attributable to Bachem's negligence, willful misconduct or breach of this Agreement, Biodel shall pay all costs and expenses of the recall.

10.

Force Majeure. The obligations of each party under this Agreement, with the exception of the payment of monies owed for deliverables provided in accordance with the terms of this Agreement, shall be suspended during the period and to the extent that such party is prevented or hindered from complying with such obligations by any cause beyond its reasonable control, including lock-outs, acts of God, war, riot, civil commotion, malicious damage, compliance with any new law or governmental order, rule, regulation or direction not required due to a party’s breach of its obligations hereunder, accident, fire, flood, storm, and mandatory recalls in connection with the performance of this Agreement (other than due to such party’s breach of its obligations hereunder). In such event, the party concerned shall give notice to the other party as soon as reasonably practicable stating the date and extent of the suspension of its activities, and the cause of such suspension. Any party whose obligations have been so suspended shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other party. In the event that the cause continues for more than three (3) months, the party not invoking the force majeure excuse under this Section 10 may terminate this Agreement on thirty (30) days’ written notice.

11.

Insurance.

11.1

For the term of this Agreement and [**] years thereafter, each party shall purchase and maintain in effect, at its sole cost, a policy of comprehensive general liability insurance in amounts not less than $[**] per occurrence and $[**] in annual aggregate liability. Such comprehensive general liability insurance shall provide broad form contractual liability coverage for each party’s indemnification obligations under this Agreement. The minimum amounts of coverage required herein shall not be construed to limit liability with respect to each party’s indemnification or other obligations under this Agreement.

11.2

The parties shall provide each other with written evidence of such insurance upon the other party’s request. Each party shall provide the other party with written notice at least [**] days prior to the cancellation, non-renewal or adverse material change in such insurance.

12.

Adverse Event Reports: Product Complaints.

12.1

Biodel shall be solely responsible for receiving, recording and responding to all customer inquiries and complaints and all reports of alleged adverse events relating to finished pharmaceutical medications or formulas incorporating the Product. Biodel shall be solely responsible for reporting all such matters to government authorities in accordance with the applicable law; provided, that

Bachem shall cooperate with Biodel and provide any technical information relating to investigations, quality attributes, formulation, manufacture or stability of the Product reasonably necessary or useful to enable Biodel to perform all such activities.

12.2

Bachem shall promptly investigate any adverse events or product complaints potentially associated with the active ingredient and/or production of the active ingredient. Biodel shall provide all available information related to such adverse event or product complaint to Bachem in advance of the initiation of such investigation. Any such investigation shall identify the cause of events or complaints, if identifiable, and Bachem shall provide Biodel with a written report documenting the investigation and resolution of the same.

13.

Confidentiality. The parties hereby affirm and incorporate by reference into this Agreement the Confidentiality Agreement between the parties dated July 11, 2011. Regardless of any termination provision set forth therein, the terms of the Confidentiality Agreement shall control the parties rights and obligations with regard to the treatment of the other party’s confidential information (including any such information disclosed under this Agreement) for as long as this Agreement remains in effect, unless otherwise agreed by the parties in writing.

14.

Indemnification

14.1

Subject to the provisions of Section 14.3 below, Biodel shall indemnify, defend and hold Bachem and its affiliates, directors, officers, employees and agents (collectively, the “Bachem Indemnitees”) harmless from and against any and all damages, losses, liabilities, claims, demands, judgments, settlements, costs and expenses (including without limitation, reasonable attorneys' fees and other costs of defense) (collectively “Damages”) to the extent attributable to, or arising out of (i) any breach of any representation or warranty or covenant of Biodel hereunder, (ii) the negligence or willful misconduct of Biodel, or (iii) the formulation, development, application or commercialization of End Products comprised of Product supplied by Bachem to Biodel in accordance with the Specifications and the Quality Agreement and other terms of this Agreement (unless such Damages are the subject of a claim for indemnification that Biodel may assert pursuant to Section 14.2).

14.2

Subject to the provisions of Section 14.3 below, Bachem shall indemnify, defend and hold Biodel and its affiliates, directors, officers, employees, licensees and agents (collectively, the “ Biodel Indemnitees ”) from and against any and all Damages to the extent attributable to, or arising out of (i) any breach of representation or warranty or covenant of Bachem hereunder or pursuant to the Quality Agreement or (ii) the negligence or willful misconduct of Bachem or (iii) any infringement or claim of infringement of any patent, trademark or other intellectual property rights based on the manufacture and release of the Product furnished under the provisions of this Agreement and/or other use of Bachem know-how or (iv) the failure of the Product to meet the Specifications.

14.3

No indemnity under this Article 14 shall be applicable unless the indemnified party (the “Indemnitee”) (i) gives the indemnifying party (the “Indemnitor”) prompt notice of any third party claim, suit or action brought against the Indemnitee in accordance with this Section 14.3, (ii) allows the Indemnitor to defend the same, without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing, (iii) renders the Indemnitor all assistance reasonably necessary in defending against such claim, suit or action at the Indemnitor’s expense, and (iv) does not compromise or settle such claim, suit or action without the Indemnitor’s prior written consent. The Indemnitor shall not settle such claim, suit or action without the Indemnitee’s consent if such settlement results in any obligation or liability on the part of the Indemnitee. If there is a failure to deliver notice under (i) above within [**] days after the commencement of any action with respect to any Damages, and such failure is prejudicial to the Indemnitor’s ability to defend such action, then the Indemnitor shall be relieved of any liability to the Indemnitee pursuant to this Article 14; provided, that Indemnitee’s failure to so deliver written notice to the Indemnitor shall not relieve Indemnitor of any liability it may otherwise have to the Indemnitee. An Idemnitee will be entitled at its own expense to be represented by its own counsel in any third party litigation or similar proceeding.

15.

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing in the English language and shall be deemed to have been duly given on the date of delivery if delivered personally or by email, by confirmed facsimile or by courier on the party to whom such notice or request is to be given, or, if sent by certified or registered mail, or the equivalent, postage prepaid, on the fifth day after the date mailed, to the address set forth for such party below or such other address as directed in writing from time to time:

In the case of Biodel:

Biodel Inc.

100 Saw Mill Road

Danbury, CT  06810-5106,

Attn:  Gerard Michel, Chief Financial Officer

Tel : 203-796-4884

Fax: 203-796-5002

E-mail : gmichel@biodel.com

With a copy to:

Biodel Inc.

100 Saw Mill Road

Danbury, CT  06810-5106,

Attn:  Paul Bavier, General Counsel

In the case of Bachem:

Bachem Americas, Inc.

3132 Kashiwa Street

Torrance CA  90505

Attn:  President & COO

Tel: 310-539-4171

Fax: 310-539-9428

E-mail:  [**]

With a copy to:

Bachem AG

Hauptstrasse 144

4416 Bubendorf, Switzerland

Attn:  Vice President & COO

Tel: +41 61 935 2333

Fax: +41 61 935 2325

E-mail:  [**]

16.

Governing Law. The enforceability of the provisions of this Agreement shall be governed, construed and enforced solely in accordance with the laws of the State of New York.

17.

Entirety of Agreement:  Amendment and Waiver. This Agreement and the appendices attached hereto (including the Quality Agreement) set forth the entire agreement between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. Neither this Agreement, nor any of the terms or provisions hereof or appendices hereto, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by the other party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of any subsequent or other failure. This Agreement may not be modified by any custom or course of dealing between the parties.

18.

Termination.

18.1

This Agreement may be terminated prior to its expiration:

(i)

by the mutual written agreement of Biodel and Bachem with respect to the termination of this entire Agreement or any portion hereof;

(ii)

by either party, upon written notice, if there shall have been a material breach by the other party (the “Breaching Party”) of any of the terms or provisions of this Agreement and such breach shall not have been cured within [**] days after such Breaching Party shall have received notice of such breach from the non-breaching party setting forth the particularities of the breach and the non-breaching party’s intent to terminate the Agreement; or

(iii)

by either party upon written notice, if the other party is adjudged bankrupt or becomes the subject of dissolution, liquidation or bankruptcy proceedings, whether voluntary or involuntary, that are not dismissed within sixty (60) days or applies for judicial or extrajudicial settlement with creditors, or makes an assignment for the benefit of creditors.

18.2

Termination or expiration of this Agreement for any reason shall not relieve the parties of any obligation accruing prior to termination and shall not extinguish any antecedent breach of any of the provisions of this Agreement (including without limitation the right to indemnification pursuant to Section 14). For clarity, any purchase orders issued and confirmed prior to the termination of this Agreement shall be completed according to the terms of this Agreement except in the case of termination by Biodel pursuant to Section 18.1(ii) due to an uncured breach by Bachem.

18.3

Upon termination or expiration of the Agreement, each party shall cease using the other party’s confidential information as defined in the Confidentiality Agreement as further set forth in Section 13 and shall promptly return all originals, copies, reproductions and summaries of the other party’s confidential information, or at the disclosing party’s option, certify destruction of the same in writing.

19.

Assignment. Neither of the parties shall assign or transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, except that either party may assign this Agreement and the rights and obligations hereunder without the consent of the other party (i) to any affiliate, or (ii) to a third party in connection with the sale of all or substantially all of the business of the party to which this Agreement relates. However, Bachem may not assign this Agreement or any of its respective rights or obligations without Biodel’s consent if such assignment would cause a change in the Product not approved by Biodel or Bachem’s ability to timely produce the Product; provided, that if such change occurs following such assignment, Biodel shall have the right to terminate this Agreement upon 30 days written notice. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20.

Technology. No license of technology of any kind whatsoever (including without limitation any formulations, operating procedures, or proprietary know-how, whether patented or unpatented), copyright, trademark or other intellectual property, or right therein, is granted by Bachem to Biodel or by Biodel to Bachem under this Agreement.

21.

Independent Contractor. This Agreement shall not create an agency, partnership, joint venture or employer/employee relationship between the parties hereto. Biodel and Bachem each hereby agree not to represent itself in any such capacity in any manner whatsoever in reliance on the terms of this Agreement. The sole relationship established by this Agreement is that of independent contractors, and nothing hereunder shall be construed to give either party the power or authority to act for, represent, bind or commit the other party.

22.

Survivorship. The representations, warranties and covenants of the parties contained within Sections 3.3–3.4 (with respect to outstanding purchase orders), 4.1-4.3 (with respect to outstanding purchase orders and invoices), 5, 7 (with respect to outstanding purchase orders), 8, 9, 11 (as provided in the Section) 12-16, 18.2-18.3 and 20-25 shall survive any expiration or termination of this Agreement.

23.

Publicity. No advertising, sales, publicity, press release or promotional material or public statements concerning the Product, this Agreement or the business relationship between Biodel and Bachem, or in which either party’s name is mentioned, shall be issued, released or made use of by the other party or anyone acting on its behalf without the prior written approval of such party; provided, that nothing in this Agreement shall be deemed to prohibit either party from:  (i) releasing materials or public statements, subject to Section 13, which do not refer to the other party or this Agreement or disclose the terms of this Agreement, or from issuing press releases or other public statements notifying appropriate governmental agencies in accordance with, or otherwise complying with the requirements of, any applicable law or regulation or relevant stock exchange without the consent of the other party (except that the party releasing such information shall, to the extent practical, provide reasonable advance notice to the other party of the intended release and the content of such release, and will limit the release of such information to the minimum required by such applicable laws, regulations or stock exchange rules); or (ii) disclosing the contents of this Agreement to its existing shareholders, existing or prospective investors or acquirers or its affiliates or, in the case of Biodel, its licensees, in each case who have each signed an undertaking to keep the contents hereof confidential.

24.

Remedies Cumulative. The remedies for nonperformance provided herein are cumulative and are not exclusive of any remedy provided by law.

25.

Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The proceedings shall take place in New York, New York. The arbitration shall be conducted by a single arbitrator.

26.

Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

27.

Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

28.

Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

29.

Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

30.

Quality Assurance Agreement. Bachem and Biodel entered into the Quality Assurance Agreement as of even date herewith. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Assurance Agreement will govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Assurance Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement will govern.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives on the Effective Date.

Torrance,   July 18, 2012

Bachem Americas, Inc.

By:	/s/ Alex Fässler
Alex Fässler
President & COO

Acknowledged by

Bubendorf,	July 18th, 2012

Bachem AG

By:	/s/ Dr. Fritz Dick	By:	/s/ Dr. Anne-Kathrin Stoller
	Dr. Fritz Dick		Dr. Anne-Kathrin Stoller
	Chief Operating Officer		Vice President Marketing and Sales

Danbury, Connecticut, USA

Biodel Inc.

By:	/s/ Gerard Michel
Gerard Michel
Chief Financial Officer

List of Exhibits:

Exhibit A:

Prices

Exhibit B:

Quality Assurance Agreement

Biodel/Bachem	Exhibit A Prices	Glucagon

A. Prices for the Product

Product: Glucagon

Bachem No: 4074733 A

Pricing is applicable for quantities ordered from Bachem on a single date, whether on one purchase order which may stipulate multiple deliveries or on multiple purchase orders.

Quantity (grams)	Price/Gram ($)

[**] grams:	$[**]
[**] grams	$[**]
[**] grams	$[**]
[**] grams	$[**]
[**] grams	$[**]
[**] grams	$[**]
[**] grams	$[**]
[**] grams	$[**]

Pricing provided above shall remain in effect through the [**] anniversary of the Effective Date as set forth in Section 4.3 of the Agreement.

CONFIDENTIAL

Biodel/Bachem	Exhibit B Quality Assurance Agreement	Glucagon

Bachem / Biodel QA Agreement

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Biodel / Bachem	Quality Assurance Agreement	Generic API

This Quality Assurance Agreement (the “Quality Assurance Agreement”) is made as of July 17, 2012 ("Effective Date") between Bachem AG, an entity organized under the laws of Switzerland, with its principal place of business at Hauptstrasse 144, CH-4416 Bubendorf, Switzerland (“Bachem”), and Biodel Inc., an entity organized under the laws of Connecticut with its principal place of business at 100 Saw Mill Road, Danbury, CT 06810-5106, USA (“Biodel”).

PREAMBLE

WHEREAS,  Bachem is engaged in the business of manufacturing of active pharmaceutical ingredients (API) and has a broad proprietary know-how in the development of the manufacturing process for peptides including related analytical methods as well as in the manufacturing of peptides;

WHEREAS,  Biodel is a company engaged in research, development and sale of medicinal products;

WHEREAS,   Biodel and Bachem entered into that certain Commercial Supply Agreement for Glucagon (the “Commercial Agreement”) of even date herewith for the supply by Bachem to Biodel of commercial supplies of Product (as defined below);

WHEREAS, the Parties now desire to set forth in this Quality Assurance Agreement a plan, prepared by Biodel and Bachem, for determining the conformity of Product supplied by Bachem to Biodel under the Commercial Supply Agreement to the Specifications (as defined below).

NOW THEREFORE, in consideration of premises and mutual promises herein made, and in consideration of representations, warranties, and covenants herein contained, Bachem and Biodel agree as follows:

ARTICLE  1

PREAMBLE AND DEFINITIONS

Section 1.1 Preamble. The preamble to this Quality Assurance Agreement forms an integral part hereof.

Section 1.2 Definitions. Unless the context otherwise requires, the following terms as used in this Quality Assurance Agreement shall have the following meaning:

“Annex” means an exhibit annexed to and forming part of this Quality Assurance Agreement.

"Competent Authorities" mean the FDA in the United States or any other applicable national, supranational, federal, state or local regulatory agency or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of Product or Biodel’s Pharmaceutical Products in any country where Bachem has authorized Biodel to access Bachem’s DMF.

"Biodel’s Pharmaceutical Products" means Biodel's pharmaceutical medications or formulations, including those in any manner arising or resulting from the use of the Product in connection with the above medications.

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Certificate of Analysis" means a certificate in writing for each batch of Product, signed by a Qualified Person or its deputy, that provide full analytical results of the batch of Product, a TSE-Safety-Certificate and certifies (a) the conformity of the batch of Product to the Specifications and (b) that manufacturing and release records of the respective batch of Product were reviewed by Bachem and manufacturing and release of the respective batch of Product is in accordance with all applicable GMP requirements and the provisions of this Quality Assurance Agreement and the Commercial Agreement.

“Commercial Agreement” has the meaning set forth in the preamble above.

“Confidential Information” means, with respect to a Party, all information of a confidential nature which may be disclosed by or on behalf of that Party to the other Party including, but not limited to, the Product Information and information relating to the disclosing Party’s business or scientific strategies, research, product development, marketing, customers, opportunities, finances, sales and pricing of products, processes, and all other written information clearly identified as "Confidential" when submitted by the disclosing Party to the receiving Party.

“DMF” means Drug Master File maintained with the FDA or its equivalent maintained with a Competent Authority in any other country.

“GMP” means the (a) current regulations for Good Manufacturing Practice as outlined in the US Code of Federal Regulations and applicable FDA guidance documents as amended and (b) the ICH Q7 guideline for the production and release of active substances and in EC Directive 2003/94/EC as amended from time to time and transposed into the respective national laws of the member states of the European Union and the equivalent US (FDA) laws and regulations.

“Latent Defect” means, with respect to Product, a hidden or latent defect not detected by the analytical test methods in operation at the date of shipment to Biodel of the relevant Product by Bachem and which was not detected by Biodel during the initial Testing Period.

“Major Deviation” means a deviation which is likely to have an adverse impact on Product quality, safety, efficacy or stability.

“Minor Deviation” means any deviation that will not have any adverse impact on Product quality, safety, efficacy or stability.

“Major Change” means a change that may adversely impact on quality, safety, efficacy, stability, or regulatory compliance of the Product. Any change that will require authority approval is also defined as Major Change.

“Minor Change” means a change that will not have any adverse impact on Product quality, safety, efficacy, stability, or regulatory compliance, and will not require authority approval.

"OOS" means out of specification and, with respect to a Product or testing of a Product, means that the Product does not conform to the Specifications or the results of testing of the Product indicate non-conformance of the Product to the Specifications.

"Party" or "Parties" shall mean Bachem or Biodel, individually or collectively as the context requires.

"Product" means synthetically manufactured human glucagon as described in more detail in the Specifications in Annex 1 of this Quality Assurance Agreement, as non-sterile active pharmaceutical ingredient(s) in bulk form, manufactured under GMP requirements.

“Qualified Person” has the meaning ascribed to it in EC Directive 2003/94/EEC as amended or as in any other applicable GMP regulation.

"Specifications" means the specifications for the Product, as more specifically described in Annex 1 of this Quality Assurance Agreement. Annex 1 may be modified from time to time by written amendment to this Quality Assurance Agreement in accordance with Section 12.4.

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“Testing Period” means the time after Biodel’s receipt of any shipment of Product to subject such shipment, on a sample basis, to quality control testing to determine conformity with the relevant Specifications, and whether or not a Product is free from defects in workmanship or materials, and manufactured according to GMP.

“TSE-Safety-Certificate” means a certificate certifying that a batch of the Product(s) complies with or is outside the scope of monograph 5.2.8 of the EP.

“USP” means current United States Pharmacopeia official compendia of standards.

“EP” means current European Pharmacopoeia official compendia of standards.

Section 1.3 Interpretation. Words denoting the singular include the plural and vice versa, words denoting a gender include all genders, and words denoting persons include corporations and all other legal entities.

ARTICLE  2
SUBJECT OF THIS QUALITY ASSURANCE AGREEMENT

Section 2.1 The purpose of this Quality Assurance Agreement is to define and to establish the obligations and responsibilities of Bachem and Biodel relating to the quality assurance requirements of the manufacture, release and supply of the Product pursuant to the Commercial Agreement by Bachem in accordance with GMP guidelines for active pharmaceutical ingredients (APIs), namely the US Code of Federal Regulations, FDA guidance documents and ICH Q7 GMP Guide for APIs as accepted and implemented by the national and international regulations of the European Community, the United States of America, Japan and the member states of the PIC scheme.

ARTICLE  3
QUALITY ASSURANCE AGREEMENT CONTACT INFORMATION

Section 3.1 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Quality Assurance Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopy with a confirming copy, by e-mail with a confirming copy, sent by overnight courier or registered mail to the Party to whom it is directed at its address shown in Section 3.02 and Section 3.03 or such other address as such Party shall have last given by notice to the other Party.

Section 3.2 Notices to Bachem. Any notice to Bachem under this Quality Assurance Agreement shall be addressed to:

Bachem AG, Hauptstrasse 144

4410 Bubendorf, Switzerland

[**]

Telephone: + 41 61 935 2333

Fax: + 41 61 935 2480

e.mail: [**]

Section 3.3 Notices to Biodel. Any notice to Biodel shall be addressed to:

Biodel Inc., 100 Saw Mill Road

Danbury, CT 06810-5106, USA

Paul Bavier

Telephone: 203.796.5000

Fax: +  203.796.5001

e.mail: pbavier@biodel.com

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ARTICLE  4

THE PRODUCT

Section 4.1 Product. The Product covered by this Quality Assurance Agreement, together with the related Specifications, is listed in Annex 1.

ARTICLE  5

SUPPLY AND MANUFACTURE

Section 5.1 Premises and Subcontracting. Bachem will manufacture and release the Product at its site in Bubendorf, Switzerland. Bachem may subcontract quality control work provided that the respective contract laboratories have been qualified by Bachem. In case Bachem subcontracts any work, Bachem is solely responsible for the fulfillment of the obligations of this Quality Assurance Agreement by its subcontractors.

Section 5.2 GMP Guidelines. The premises, equipment and systems used to manufacture and release the Product must be in compliance with all GMP requirements, including the principles detailed in the US Code of Federal Regulations, and ICH Q7 GMP Guide for APIs, as accepted and implemented by the national and international regulations of the European Community, the United States of America, Japan and the member states of the PIC scheme.

Section 5.3 Materials. Bachem shall be responsible for procuring all materials for manufacturing, release and supply of the Product. Bachem shall also be responsible for the specifications and the release of such materials. Upon Biodel’s request, Bachem shall provide access to such specifications and release documents for such materials to Biodel on site at Bachem’s facility.

Section 5.4 Manufacturing Batch Records. Bachem shall maintain the manufacturing process and method information in its own format in manufacturing batch records.

Section 5.5 Manufacturing Process. Product must be manufactured, tested, released and packed in compliance with the requirements of the provisions of this Quality Assurance Agreement and the Commercial Agreement. Any changes made to the established manufacturing process are subject to Bachem’s change control process as described in Article 7 of this Quality Assurance Agreement hereunder. Biodel shall be notified in advance of any changes associated with the manufacture and quality control of Product.

Section 5.6 Facilities. Bachem shall manufacture the Product in facilities which are regularly monitored by Bachem to demonstrate compliance with applicable GMP guidelines and codes of practice for the type of production.

Section 5.7 Batch Numbering. Bachem shall implement and use a unique batch numbering system for numbering each batch of Product. This number shall appear on all documents relating to the particular batch of Product.

Section 5.8 Date of Manufacture. Bachem shall allocate the date of manufacture as the date when all manufacturing work has been completed and the batch is ready for release testing.

Section 5.9 Re-Test Date. The re-test date for Product shall be allocated based on the date of manufacture together with the retest period established by stability data generated using Product produced by the validated manufacturing process.

Section 5.10 Rework and Reprocessing. Reprocessing and rework of Product is permitted with rework steps that have been validated as part of the manufacturing process and in accordance with the provisions of the ICH Q7 guideline. In the case where the manufacturing process is soon to be registered

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CONFIDENTIAL

with any Competent Authority program or has been registered with any Competent Authority, Bachem will notify Biodel prior to reworking.

Section 5.11 Manufacturing and Equipment Data. Bachem shall be responsible for keeping records of equipment usage, cleaning, raw material batch numbers and certification as well as in process results and parameters. Such documentation shall be retained by Bachem as described in Section 6.9 hereunder.

Section 5.12 Training and Personnel. Bachem shall maintain a GMP compliant training program. Bachem will ensure and document that employees have and maintain education, training, and experience appropriate to their job duties. Bachem will not employ any person or cGMP service provider listed in the DMF that has been debarred by any Competent Authorities or, to Bachem’s knowledge, is currently under any investigation which could lead to such debarment. Bachem will provide the required statement supporting the claim that none of the employees or cGMP service providers listed in the DMF have been debarred or, to Bachem’s knowledge, are under investigation by any Competent Authorities.

Section 5.13 Drug Master File: In mutually agreed countries Bachem will maintain the Product DMF according to requirements defined by each local Competent Authority. Bachem will provide a letter to the specified Competent Authority at Biodel’s request in accordance with Section 5.2 of the Commercial Agreement allowing such Competent Authority to review Bachem’s Product DMF relative to any Biodel submission.

QUALITY ASSURANCE AND QUALITY CONTROL

Section 6.1 Sampling and Samples. Bachem shall ensure that representative samples of Product are taken in accordance with GMP guidelines.

Section 6.2 Testing of Raw Materials. Bachem shall ensure that materials and packaging components used to manufacture the Product(s) are in compliance with the specifications as defined by Bachem and, if applicable, disclosed to Biodel. Reduced testing shall be permitted for vendors that have been formally qualified by Bachem. In this case raw materials for use in the manufacture of the Product shall be tested at a minimum for identity on each shipment delivered.

Section 6.3 In-Process Testing. Bachem shall be responsible for ensuring that all required in-process testing is completed using suitable methods, when applicable, and documented. This will include environmental controls where required. Bachem shall also be responsible for defining appropriate tests and criteria.

Section 6.4 Specifications. Bachem shall implement Specifications for the Product as mutually agreed in this Quality Assurance Agreement. It will remain the responsibility of Biodel to ensure that the Specifications are appropriate for the intended use of Product.

Section 6.5   Approval to ship the Product. Bachem shall be responsible for ensuring that Product conforms to the Specifications and has been made and tested in accordance with the manufacturing procedure and with all provisions of this Quality Assurance Agreement. This will be carried out by Bachem’s Qualified Person or deputy before any shipment of Product to Biodel.

Section 6.6 Certificate of Analysis. Bachem shall issue a Certificate of Analysis serving as a confirmation that the Product has been manufactured and tested in accordance with the GMP requirements and with all provisions of this Quality Assurance Agreement. The Certificate of Analysis will be signed by Bachem’s Qualified Person or deputy and provide full analytical results for each batch. It will be supplied with each delivery of each batch of Product.

Section 6.7 Release of Product for use by Biodel. Biodel shall also be responsible that all further medicinal use of Product is in accordance with the relevant laws and regulations.

Section 6.8 Documentation. Bachem shall create and maintain complete manufacturing and control documentation that is at minimum comprised of (i) a completed batch production record including in-process controls; and (ii) a completed analytical batch record; and (iii) equipment charts and print-outs; and (iv) any documentation on investigations, deviations, OOS or failures as applicable.

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Section 6.9 Document Retention. Bachem shall retain all documentation relevant to the manufacture and release of the Product securely and for a minimum of [**] years. The documentation will be available to Biodel and Competent Authorities for on-site review at Bachem in Bubendorf.

Section 6.10 Retained Samples. Bachem shall retain sufficient samples of Product for [**] years after batch release. A quantity sufficient to perform at least [**] of Product shall be retained. Biodel shall retain sufficient samples of Product for the longest shelf life of Biodel’s Pharmaceutical Product batches plus [**]. A quantity sufficient to perform at least [**] of Product shall be retained.

Section 6.11 Stability Studies. Bachem will run stability testing under ICH conditions according to the relevant Bachem’s SOP.

Section 6.12 Rejection of Product by Biodel. Any problem likely to cause rejection (excluding Latent Defects as defined above) of Product shall promptly be notified to Bachem after it is identified and in any event within [**] business days of receipt of Product by Biodel.

Section 6.13 Reference Standards: Bachem will use a fully qualified internal reference standard which is qualified according to expectations of Competent Authorities and as detailed in current guidance documents which may be amended from time to time. Bachem and Biodel will collaborate to consider implementation of USP methods and reference standard when appropriate and practical.

Section 6.14 Conflict Resolution of Analytical Issues. In the event that a dispute arises between Bachem and Biodel in the analysis of the Product, the resolution shall conform with GMP rules on OOS results and shall proceed in stages. The first stage requires direct communication between analytical experts from the Parties to determine that the methods of analysis are the same and are being executed in the same manner at both sites. In a second stage, carefully controlled and split samples shall be exchanged to attempt to reach agreement. Should there be a failure to achieve a common set of results, analytical experts from the Parties shall be required to meet to work through the analysis of a mutually agreed sample. If these actions fail to achieve a common set of results, a qualified, independent, third party referee laboratory shall be used to achieve resolution. This laboratory shall be selected mutually by the Parties. The results from this referee laboratory shall be binding on both Parties. Whatever the outcome, Biodel retains the right to decide whether the Product will be used to manufacture Biodel’s Pharmaceutical Product. Nothing in this Section 6.14 shall be construed to limit Biodel’s rights under Article 7 of the Commercial Agreement.

Section 6.15 Conflict Resolution in Quality Assurance Issues. In the event that a dispute arises between Bachem and Biodel concerning the acceptability of a batch of Product, the resolution shall proceed in stages. The first stage requires direct communication between the responsible quality assurance personnel from the Parties to determine the facts of the matter and to produce an investigation report. This report shall contain complete details of the problem together with any discussion on the validity and weight to be applied to any results. The investigation report shall be reviewed by the senior quality personnel from the Parties and the Parties shall determine together the action to take. If these actions fail to achieve resolution, a qualified, independent external quality consultant shall be used to decide the appropriate action. This consultant shall be selected mutually by the Parties. The results from this consultant shall be binding on both Parties. Whatever the outcome, Biodel retains the right to decide whether the Product will be used to manufacture Biodel’s Pharmaceutical Product. Nothing in this Section 6.15 shall be construed to limit Biodel’s rights under Article 7 of the Commercial Agreement.

Section 6.16 Right to Audit. Bachem shall allow representatives of Biodel to have access to its manufacturing, warehousing and laboratory premises and to the associated records including inspection reports, Bachem responses and corrective actions generated from the inspection by any Competent Authority, related to Product or Quality Systems and redacted as necessary to preserve the confidential information of third parties, with prior written, reasonable notice for audit purposes. Biodel shall follow Bachem systems and procedures to ensure the safety, confidentiality and security of Bachem processes, facilities and personnel during any audit. Responses to audit findings will be provided by Bachem within [**] business days of Bachem’s receipt of an audit findings report from Biodel.

Section 6.17 Audit Schedule:

Without limiting Biodel’s rights under Article 8 of the Commercial Agreement, Bachem agrees to support Biodel audits according the following schedule:

[**]

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Section 6.18 Audit of Competent Authorities. Bachem shall permit inspection by applicable Competent Authorities. Bachem shall notify Biodel, in advance to the extent practical, of any inspections by a Competent Authority specifically related to the Product. If results of an unrelated inspection by a Competent Authority may impact Product, Bachem shall notify Biodel promptly.

Section 6.19 Interactions with Competent Authorities. In the cases of responses to findings by inspectors representing Competent Authorities, Bachem will meet mandatory response timelines and in the case where time is needed to provide a complete response, Bachem will notify the Competent Authority and work aggressively to ensure the complete responses meet timelines specified by the Competent Authorities.

In the case of queries directed to Bachem from Competent Authorities reviewing the drug master file relative to Biodel submissions (including IND, CTA, NDA, MAA filings), Bachem will provide to Biodel copies of all queries and responses thereto, redacted as necessary to preserve Bachem proprietary information, and work with Biodel to ensure a timely response to each query such that review cycles will not be extended by the Competent Authorities. Biodel acknowledges that such responses may also need to be coordinated with third parties and that this may lead to longer response times and to limited flexibility for the response.

In the case when DMF queries received by Bachem from Competent Authorities are associated with third parties’ applications, Bachem will notify Biodel if the regulatory queries may impact Biodel’s Pharmaceutical Products and program timelines. In the case when queries or requested changes from regulators may produce a conflict between Biodel’s Pharmaceutical Products and program(s) and Bachem’s’ changes relative to a third party’s application, Bachem will cooperate with Biodel in order to ensure that Biodel’s Pharmaceutical Products and programs are not impacted. Biodel will also cooperate in good faith to support the intended change.

Section 6.20 Latent Defects. Upon discovery that any batch, previously approved by Bachem and delivered to Biodel, fails to conform to its Specifications or the regulatory dossier or has in any way been adulterated, Bachem shall promptly notify Biodel of such failure and of the nature thereof in detail, including supplying Biodel with all relevant investigation reports and data. Bachem shall investigate all such failures promptly, at its expense,  and co-operate with Biodel in determining the cause for the failure and the corrective action required.

Section 6.21 Product Complaints. Biodel shall be responsible for coordinating the investigation of any complaints about the Biodel’s Pharmaceutical Product made from Product(s) and shall notify Bachem of any complaint which may be related to the quality of Product. Bachem shall investigate and provide a rapid initial response and a report as soon as possible.

Section 6.22 Product Recall. Biodel shall be responsible for instituting a medical product recall scheme for Biodel’s Pharmaceutical Product. Bachem will inform Biodel as soon as possible, but no later than [**] after Bachem becomes aware of such information, if Bachem with reasonable cause considers a batch of Biodel’s Pharmaceutical Product should be recalled. In case Biodel does not agree, then Biodel releases Bachem from all consequent financial and liability obligations. Biodel shall notify Bachem of any recall of Biodel’s Pharmaceutical Product, which may be due to manufacture, components or tests performed on Product(s) by Bachem. Bachem shall provide a rapid initial response and then a full report as soon as possible. The Parties shall cooperate on the response to the authorities.

ARTICLE  6

DEVIATIONS AND INVESTIGATIONS

Section 7.1 Deviations. (Major) Bachem shall ensure that any deviation is carefully investigated, evaluated and documented by quality assurance of Bachem. In case of Major Deviations Bachem quality assurance and/or regulatory affairs will notify Biodel and include Biodel in the evaluation and determination of acceptability of the materials for use by Biodel as well as compliance to GMP, the impact on conformity with regulatory submissions and regulatory reporting requirements. Each investigation must give rise to an explanation and/or corrective action, which must be reviewed and approved by Bachem's

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quality assurance personnel and approved by Biodel. Bachem will ensure investigation closeout and corrective actions are completed prior to release of Product, if applicable.

Section 7.2 Deviations. (Minor) Bachem shall ensure that any Minor Deviation is carefully evaluated and documented by quality assurance of Bachem. In the case of Minor Deviations Bachem quality assurance and regulatory affairs will evaluate the acceptability regarding GMP, and the impact on conformity with regulatory submissions. Each investigation must give rise to an explanation and/or corrective action, which must be reviewed and approved by Bachem's quality assurance personnel. Bachem will ensure investigation closeout and corrective actions are completed prior to release of Product, if applicable. Bachem will ensure investigation closeout and corrective actions are completed prior to release of Product. Bachem will provide access to all documentation with respect to minor deviations to Biodel on-site at Bachem’s facility.

Section 7.3 OOS Results, and Failure Investigations. Bachem shall be responsible for investigating any OOS results that occur with testing of the Product. According to Bachem’s OOS procedure, an initial lab error investigation will clarify whether the OOS result was caused by a lab error or by a batch failure. In case of a batch failure the investigation will be expanded at minimum to cover earlier and later production lots. Each investigation must give rise to an explanation and/or corrective action which must be reviewed and approved by Bachem's quality assurance. OOS and failure investigations must be completed prior to Product release. Bachem will notify Biodel of all confirmed OOS results and failure investigations for any production lots of GMP human glucagon produced with the same manufacturing process, test procedure and specification as used to produce Product for Biodel.

ARTICLE  7

CHANGE CONTROL

Change Control. Bachem shall maintain a local change control system that ensures compliance with GMP, regulatory submissions and with all provisions of this Quality Assurance Agreement. All changes will be evaluated by competent management personnel regarding the technical implications. In case of established manufacturing procedures Bachem’s quality assurance and regulatory affairs will evaluate the acceptability of changes regarding GMPs, the impact on Product quality and stability as well as on conformity with regulatory submissions. Bachem will notify Biodel of any/all proposed Major Changes to the manufacturing process, quality controls, specifications, methods of control, prior to initiation and refrain from making major process changes without Biodel’s prior approval and such approval is not to be unreasonably withheld.

ARTICLE  8

VALIDATION AND QUALIFICATION

Section 9.1 Process Validation. Bachem shall be responsible that the manufacturing process used is fully validated, approved by Bachem’s Quality assurance and Regulatory Affairs groups and meets Competent Authorities requirements. Bachem will document the process validation, and at Biodel’s request, disclose such documentation to Biodel for on-site review at Bachem.

Section 9.2 Equipment Calibration Bachem shall be responsible for ensuring that manufacturing is carried out according to Competent Authorities requirements and ICH Q7A rules using calibrated equipment.

Section 9.3 Cleaning Validation. Bachem shall be responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent cross contamination. Bachem shall also be responsible for conducting cleaning verification or validation as appropriate to ensure the integrity of all products.

Section 9.4 Facility and Utility Qualification (IQ, OQ, PQ). Bachem shall be responsible for the qualification as appropriate of all relevant utility, equipment, computer systems and facilities associated with the manufacture, storage or testing of Product according to Competent Authorities requirements.

Bachem / Biodel QA Agreement

Page  9/15

CONFIDENTIAL

ARTICLE  9

SPECIFIC RESPONSIBILITIES

Without limiting each Party’s rights and obligations as otherwise set forth in this Quality Assurance Agreement and the Commercial Agreement, the following chart sets forth each Party’s specific responsibilities in connection with quality assurance matters relating to the manufacture of Product:

RESPONSIBILITY	Bachem	Biodel
Manufacture
Manufacture of the API	Yes	No
Development of manufacturing process for the API	Yes	No
Manufacturing documentation for the API	Yes	No
Ownership of manufacturing process and documentation for the API	Yes	No
Procurement of the API raw and starting materials	Yes	No
Analytical, Laboratory, Sampling and Control
Retain and store samples of all materials and the API	Yes	No
Sampling, analysis and release of materials for API	Yes	No
In-process analyses for manufacture of the API	Yes	No
Reference standards for laboratory analysis performed by Bachem	Yes	No
Incoming material testing of the API upon receipt and keeping retained samples as legally required	No	Yes
Quality Assurance Activities for API
Batch numbering	Yes	No
Approval of master batch documents	Yes	No
Preparation and review of the batch production, analytical and packaging records as well as of associated documents	Yes	No
Assurance of correct storage conditions for the API prior to shipment to Biodel	Yes	No
Release of API to Biodel.	Yes	No
Shipping documentation	Yes	No
Material safety data sheet provision	Yes	No
Maintain a change control system	Yes	No
Approve API Specifications*)	Yes	Yes
Ensure that Specifications are appropriate for further use	No	Yes
Change Control for Specifications*)	Yes	Yes
Change Control review and approvals for Major Changes*)	Yes	Yes
Failure investigation in case of batch failure	Yes	No
Regulatory Documentation for API
Scheduling and ordering the regulatory work, documentation and submissions for API as needed	No	Yes
Submission and maintenance of DMF for API	Yes	No
Stability studies for the API	Yes	No
NDA or MAA submission and maintenance for Biodel’s Drug Products	No	Yes
Hosting GMP Inspections for the API by the Competent Authorities	Yes	No
Maintain site registration licenses	Yes	No

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CONFIDENTIAL

Validation for API
Qualification of equipment for manufacturing and analysis	Yes	No
Cleaning validation and cleaning verification	Yes	No
Validation of test methods	Yes	No
Validation of manufacturing process	Yes	No
Validation of computerized systems	Yes	No
Complaint Handling, Drug Safety
Review and resolution of Biodel’s Pharmaceutical Product quality complaints when applicable to API	Support where relevant	Yes
Decisions regarding the notification of critical API quality issues to Swissmedic and Biodel.	Yes	No
Decisions regarding recalls and field alerts of Biodel’s Pharmaceutical Product	No	Yes

* require mutual approval

ARTICLE  10

CONFIDENTIALITY

Section 11.1 Confidentiality Restriction of Use. The Confidential Information communicated by one Party to the other Party under this Quality Assurance Agreement through written documents or by any other means or any part thereof shall be kept in confidence by the receiving Party which agrees to use the Confidential Information solely for the purpose of implementing this Quality Assurance Agreement. This confidentiality shall survive the termination of this Quality Assurance Agreement for [**] years.

ARTICLE  11

MISCELLANEOUS

Section 12.1 Review terms of QAA. Bachem and Biodel shall evaluate in good faith the validity of the provisions defined in this Quality Assurance Agreement every [**] years (or sooner, to the extent required by applicable laws) starting at the Effective Date.

Section 12.2 Governing Law, Dispute Resolution. The interpretation and construction of this Quality Assurance Agreement shall be governed by the laws as set out in the Commercial Agreement and any dispute arising in connection with this Quality Assurance Agreement shall be solved as set out in the same Commercial Agreement except as otherwise specifically set forth in this Quality Assurance Agreement.

Section 12.3  Annexes. The Annexes referenced in this Quality Assurance Agreement are specifically made a part hereof.

Section 12.4 Amendment. Any amendment or modification of this Quality Assurance Agreement must be in writing and signed by authorized representatives of both Parties.

Section 12.5 Prevailing Agreement. To the extent that there is a conflict between, or ambiguity relating to, this Quality Assurance Agreement and the Commercial Agreement, the wording of this Quality Assurance Agreement shall govern any and all quality matters and the Commercial Agreement shall govern all other matters.

Section 12.6 Language. This Quality Assurance Agreement is made in the English language.

Section 12.7 Number of Copies. Two master copies exist, one with each of the Parties.

Bachem / Biodel QA Agreement

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CONFIDENTIAL

Section 12.8 Term. This Quality Assurance Agreement shall commence as of the Effective Date and shall terminate upon the later of (a) the expiration or termination of the Commercial Agreement or (b) the delivery of the last shipment of Product to Biodel pursuant to the Commercial Agreement. Termination of this Quality Assurance Agreement shall not relieve the Parties of any obligation accruing prior to termination and shall not extinguish any antecedent breach of any provisions thereof, and such provisions of this Quality Assurance Agreement which, by their terms, survive shall continue in full force and effect after such termination.

Section 12.9 Assignment. Neither of the Parties shall assign or transfer this Quality Assurance Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except that either Party may assign this Agreement and the rights and obligations hereunder without the consent of the other Party in the event such assigning Party concurrently assigns the Commercial Agreement; provided, that the assignee and the scope of such assignment of this Quality Assurance Agreement shall be the same as for such assignment of the Commercial Agreement.

IN WITNESS WHEREOF, the Parties have caused this Quality Assurance Agreement to be duly executed by their authorized representatives on the Effective Date.

Bubendorf,	18 July 2012

Bachem AG

By:	/s/ Gerhard Haas	By:	/s/ S. Dunkel
	Dr. Gerhard Haas		Dr. Silke Dunkel,
	VP QA/RA		Team Leader Release Management

Danbury, Connecticut, USA

Biodel Inc.

By:	/s/ Gerard Michel	By:	/s/ Robert E. Hauser
	Gerard Michel		Dr. Robert Hauser
	Chief Financial Officer		Vice President, Manufacturing

Bachem / Biodel QA Agreement

Page  12/15

CONFIDENTIAL

Biodel / Bachem Quality Assurance Agreement	ANNEX 1 SPECIFICATIONS	Glucagon

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Bachem / Biodel QA Agreement

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CONFIDENTIAL

Product: Glucagon, Pharma Grade Material

Bachem No.: 4074733A

Peptide Sequence:

[**]

Bachem / Biodel QA Agreement

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CONFIDENTIAL

Biodel / Bachem Quality Assurance Agreement	ANNEX 2 APPROVED CONTRACT LABORATORIES	Glucagon

Certain analytical services are provided for Bachem AG by contract laboratories. Following please find the list of these institutes / companies including their potential service(s). All listed subcontractors are appropriately qualified by Bachem. Alternatively to using a contract laboratory these tests may be performed in house at Bachem provided that the specific technique is available.

Contract laboratory	Description of typical service(s)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Bachem / Biodel QA Agreement

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FIRST AMENDMENT
TO THE
COMMERCIAL SUPPLY AGREEMENT FOR GLUCAGON

THIS FIRST AMENDMENT TO THE COMMERCIAL SUPPLY AGREEMENT FOR GLUCAGON (this “Amendment”) is dated as of June 14, 2013 (the “Amendment Effective Date”) by and between Biodel, Inc., a Delaware corporation, and Bachem Americas, Inc., a California corporation. Capitalized terms not otherwise defined in this Amendment will have the same meaning as set forth in the Agreement, (defined below).

RECITALS

WHEREAS, Biodel and Bachem entered into a Commercial Supply Agreement for Glucagon on July 17, 2012, (the “Agreement”); and

WHEREAS, Bachem and Biodel have agreed to agree on new pricing under Exhibit A of the Agreement;

WHEREAS, the parties wish to amend the Agreement to reflect their discussions regarding the obligations of payment and forecasts, consistent with Sections 3, 5 and 6 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments.

The parties agree to delete and replace Exhibit A of the Agreement, with the attached Exhibit A.

The parties agree the following will be added to the end of Section 3.1 of the Agreement:

“In consideration of the above, the parties agree that the initial forecast for the Product, effective I April 2013, for the forthcoming quarter(s), and years are as follows:

Row	Purpose	Projected Qty (grams)	Date Required
1	[**]	[**]	[**]
2	[**]	[**]	[**]
3	[**]	[**]	[**]
4	[**]	[**]	[**]
5	[**]	[**]	[**]
6	[**]	[**]	[**]
7	[**]	[**]	[**]
8	[**]	[**]	[**]
9	[**]	[**]	[**]
10	[**]	[**]	[**]

The parties agree any pricing changes referenced on Exhibit A of the Agreement will continue to be dictated by Section 4.2 of the Agreement. Any cost savings indicated in the pricing listed on Exhibit A of the Agreement, is based upon a binding forecast by Biodel, as indicated above.”

2. No Other Amendments. Except as expressly amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

3. Execution in Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall be deemed an original but which together shall constitute one (1) and the same instrument. This

Amendment may be executed by facsimile or “PDF” signatures, which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

BIODEL INC.

By:  /s/ Gerald Michel

Name:  Gerald Michel
Title:  CFO/VP Business Development

BACHEM AMERICAS, INC.

By:  /s/ Dr. Alex Fassler

Name:  Dr. Alex Fassler
Title:  President & Chief Operating Officer

BACHEM AG

By:  /s/ Dr. Fritz Dick

Name:  Dr. Fritz Dick
Title:  Chief Operating Officer

By:  /s/ Dr. Anne-Kathrin Stoller

Name:  Dr. Anne-Kathrin Stoller
Title:  Vice President Marketing and Sales

Exhibit A
Prices – Glucagon
Biodel/Bachem

Quantity quoted: less than or equal to [**] g
Price Per Unit: (USD) [**]/ g
GMP Grade Material.
Forecasted API requirements for [**].
Forecasted API requirements for [**].

Quantity quoted: greater than [**] g
Price Per Unit: (USD) [**]/ g
GMP Grade Material.
Forecasted API requirements for [**].

Projected costs outside of the [**] years quoted above may change based upon Section 4.2 of the Agreement.